                                                                     Exhibit 4.3

                                                                  EXECUTION COPY

================================================================================

                                   $30,000,000

                      AMENDED AND RESTATED CREDIT AGREEMENT

                                      AMONG

                      AIRCRAFT BRAKING SYSTEMS CORPORATION
                                       AND
                         ENGINEERED FABRICS CORPORATION,
                                  AS BORROWERS,

                               THE SEVERAL LENDERS
                        FROM TIME TO TIME PARTIES HERETO,

                              LEHMAN BROTHERS INC.,
                                  AS ARRANGER,

                          LEHMAN COMMERCIAL PAPER INC.,
                            AS ADMINISTRATIVE AGENT,

                                       AND

                      NATIONAL CITY BANK AND BANK ONE, NA,
                                  AS CO-AGENTS

                          DATED AS OF DECEMBER 20, 2002

================================================================================

                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
SECTION 1.   DEFINITIONS..................................................................       2
      1.1   Defined Terms.................................................................       2
      1.2   Other Definitional Provisions.................................................      19

SECTION 2.   AMOUNT AND TERMS OF COMMITMENTS..............................................      19
      2.1   Commitments...................................................................      19
      2.2   Procedure for Borrowing.......................................................      19
      2.3   Repayment of Loans; Evidence of Debt..........................................      20
      2.4   Commitment Fees, etc..........................................................      20
      2.5   Termination or Reduction of Commitments.......................................      21
      2.6   Optional Prepayments..........................................................      21
      2.7   Conversion and Continuation Options...........................................      21
      2.8   Minimum Amounts and Maximum Number of Eurodollar Tranches.....................      22
      2.9   Interest Rates and Payment Dates..............................................      22
      2.10   Computation of Interest and Fees.............................................      22
      2.11   Inability to Determine Interest Rate.........................................      23
      2.12   Pro Rata Treatment and Payments..............................................      23
      2.13   Requirements of Law..........................................................      25
      2.14   Taxes........................................................................      26
      2.15   Indemnity....................................................................      27
      2.16   Change of Lending Office.....................................................      28
      2.17   Illegality...................................................................      28

SECTION 3.   LETTERS OF CREDIT............................................................      28
      3.1   L/C Commitment................................................................      28
      3.2   Procedure for Issuance of Letter of Credit....................................      29
      3.3   Commissions, Fees and Other Charges...........................................      29
      3.4   L/C Participations............................................................      30
      3.5   Reimbursement Obligation of the Borrowers.....................................      31
      3.6   Obligations Absolute..........................................................      31
      3.7   Letter of Credit Payments.....................................................      31
      3.8   Applications..................................................................      32

SECTION 4.   REPRESENTATIONS AND WARRANTIES...............................................      32
      4.1   Financial Condition...........................................................      32
      4.2   No Change.....................................................................      33
      4.3   Corporate Existence; Compliance with Law......................................      33
      4.4   Corporate Power; Authorization; Enforceable Obligations.......................      33
      4.5   No Legal Bar..................................................................      33
      4.6   No Material Litigation........................................................      33
      4.7   No Default....................................................................      34
      4.8   Ownership of Property; Liens..................................................      34

                                                                                              Page
                                                                                              ----
      4.9   Intellectual Property.........................................................      34
      4.10   No Burdensome Restrictions...................................................      34
      4.11   Taxes........................................................................      34
      4.12   Federal Regulations..........................................................      34
      4.13   Labor Matters................................................................      35
      4.14   ERISA........................................................................      35
      4.15   Investment Company Act; Other Regulations....................................      35
      4.16   Subsidiaries.................................................................      35
      4.17   Use of Proceeds..............................................................      36
      4.18   Environmental Matters........................................................      36
      4.19   Accuracy of Information, etc.................................................      37
      4.20   Security Documents...........................................................      37
      4.21   Solvency.....................................................................      38
      4.22   Senior Indebtedness..........................................................      38
      4.23   Regulation H.................................................................      38
      4.24   Settlement Agreement.........................................................      38

SECTION 5.   CONDITIONS PRECEDENT.........................................................      38
      5.1   Conditions to Effectiveness of this Agreement and Initial Extension of Credit.      38
      5.2   Conditions to Each Extension of Credit........................................      41

SECTION 6.   AFFIRMATIVE COVENANTS........................................................      41
      6.1   Financial Statements..........................................................      41
      6.2   Certificates; Other Information...............................................      42
      6.3   Payment of Obligations........................................................      43
      6.4   Conduct of Business and Maintenance of Existence, etc.........................      44
      6.5   Maintenance of Property; Insurance............................................      44
      6.6   Inspection of Property; Books and Records; Discussions........................      44
      6.7   Notices.......................................................................      44
      6.8   Environmental Laws............................................................      45
      6.9   Additional Collateral, etc....................................................      45
      6.10   Corporate Separateness.......................................................      47
      6.11   Government Contracts.........................................................      47
      6.12   Mortgages; Title Insurance; Flood Insurance..................................      47
      6.13   Aircraft Braking Services, Inc...............................................      48

SECTION 7.   NEGATIVE COVENANTS...........................................................      48
      7.1   Financial Condition Covenants.................................................      48
      7.2   Limitation on Indebtedness....................................................      49
      7.3   Limitation on Liens...........................................................      50
      7.4   Limitation on Fundamental Changes.............................................      52
      7.5   Limitation on Sale of Assets..................................................      52
      7.6   Limitation on Dividends.......................................................      52
      7.7   Limitation on Capital Expenditures............................................      53
      7.8   Limitation on Investments, Loans and Advances.................................      54
      7.9   Limitation on Optional Payments and Modifications of Debt Instruments, etc....      54
      7.10   Limitation on Transactions with Affiliates...................................      55

                                                                                              Page
                                                                                              ----
      7.11   Limitation on Sales and Leasebacks...........................................      55
      7.12   Limitation on Negative Pledge Clauses........................................      55
      7.13   Limitation on Restrictions on Subsidiary Distributions.......................      56
      7.14   Limitation on Lines of Business..............................................      56
      7.15   Limitation on Changes in Fiscal Year.........................................      56
      7.16   Subsidiaries.................................................................      56

SECTION 8.   EVENTS OF DEFAULT............................................................      56

SECTION 9.   THE ADMINISTRATIVE AGENT.....................................................      59
      9.1   Appointment...................................................................      59
      9.2   Delegation of Duties..........................................................      60
      9.3   Exculpatory Provisions........................................................      60
      9.4   Reliance by Administrative Agent..............................................      60
      9.5   Notice of Default.............................................................      60
      9.6   Non-Reliance on Administrative Agent and Other Lenders........................      61
      9.7   Indemnification...............................................................      61
      9.8   Administrative Agent in Its Individual Capacity...............................      62
      9.9   Successor Administrative Agent................................................      62
      9.10   Authorization to Release Liens and Guarantees................................      62
      9.11   The Arranger.................................................................      62
      9.12   The Administrative Agent and the Secured Parties.............................      62

SECTION 10.   MISCELLANEOUS...............................................................      63
      10.1   Amendments and Waivers.......................................................      63
      10.2   Notices......................................................................      64
      10.3   No Waiver; Cumulative Remedies...............................................      65
      10.4   Survival of Representations and Warranties...................................      65
      10.5   Payment of Expenses..........................................................      66
      10.6   Successors and Assigns; Participations and Assignments.......................      67
      10.7   Adjustments; Set-off.........................................................      69
      10.8   Counterparts.................................................................      70
      10.9   Severability.................................................................      70
      10.10   Integration.................................................................      70
      10.11   GOVERNING LAW...............................................................      70
      10.12   Submission To Jurisdiction; Waivers.........................................      70
      10.13   Acknowledgments.............................................................      71
      10.14   Confidentiality.............................................................      71
      10.15   Sale of EF..................................................................      72
      10.16   Release of Collateral and Guarantee Obligations.............................      72
      10.17   Amendment and Restatement Transactions......................................      73
      10.18   WAIVERS OF JURY TRIAL.......................................................      74

ANNEXES:

A                 Pricing Grid
B                 Existing Letters of Credit

SCHEDULES:

1.1A              Mortgaged Property
1.1B              Existing Mortgages
1.1C              Commitments
4.4               Consents, Authorizations, Filings and Notices
4.6               Litigation
4.16              Subsidiaries
4.20(a)           UCC Filing Jurisdictions
4.20(b)           Mortgage Filing Offices
7.2(d)            Existing Indebtedness
7.2(f)            Guarantee Obligations
7.3(f)            Existing Liens

EXHIBITS:

A                 Form of Guarantee and Collateral Agreement
B                 Form of Compliance Certificate
C                 Form of Closing Certificate
D                 [Reserved]
E                 Form of Assignment and Acceptance
F-1               Form of Legal Opinion of Willkie Farr & Gallagher
F-2               Form of Legal Opinion of Ronald Kisner, Esq.
F-3               Form of Legal Opinion of Morris, Nichols, Arsht & Tunnell
G                 Form of Note
H                 Form of Exemption Certificate
I                 Form of K&F Agreement

                  AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 20, 2002, among AIRCRAFT BRAKING SYSTEMS CORPORATION ("ABS") and ENGINEERED FABRICS CORPORATION ("EF"), each a Delaware corporation (ABS and EF collectively, the "Borrowers"; individually, a "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), LEHMAN BROTHERS INC., as sole advisor, sole arranger and sole bookrunner (in such capacity, the "Arranger"), LEHMAN COMMERCIAL PAPER INC. ("LCPI"), as administrative agent (in such capacity, the "Administrative Agent"), and NATIONAL CITY BANK and BANK ONE, NA, as co-agents (in their respective capacities as such, the "Co-Agents").

                              W I T N E S S E T H:

                  WHEREAS, the Borrowers are parties to the Credit Agreement, dated as of October 15, 1997 (as amended, supplemented or otherwise modified, the "Existing Credit Agreement") with the lenders party thereto (the "Existing Lenders"), Lehman Brothers Inc., as arranger, Lehman Commercial Paper Inc., as syndication agent (the "Existing Syndication Agent") and Bank One, NA (f/k/a The First National Bank of Chicago), as administrative agent (the "Existing Administrative Agent");

                  WHEREAS, the Borrowers are also parties to a Guarantee and Collateral Agreement, dated as of October 15, 1997 (as amended, supplemented or otherwise modified, the "Existing Guarantee and Collateral Agreement") made by the Borrowers and K&F Industries, Inc. ("K&F") in favor of Bank One, NA (f/k/a The First National Bank of Chicago), as collateral agent (the "Existing Collateral Agent") for the Existing Lenders;

                  WHEREAS, pursuant to the Existing Credit Agreement, certain of the Existing Lenders made term loans to the Borrowers (the "Existing Term Loans"), and certain of the Existing Lenders made available a revolving credit facility (the "Existing Revolving Credit Facility") providing for extensions of credit by such Existing Lenders to the Borrower by making revolving credit loans to the Borrowers (the "Existing Revolving Credit Loans") and issuing letters of credit for the account of the Borrowers (such letters of credit as are listed on Annex B hereto, the "Existing Letters of Credit");

                  WHEREAS, on the Closing Date (such term and other capitalized terms used in these recitals and not defined in these recitals being used with the definitions given to such terms in Section 1.1), K&F is issuing and selling $250,000,000 aggregate principal amount of its New Senior Subordinated Notes;

                  WHEREAS, the proceeds of the New Senior Subordinated Notes will be used on the Closing Date to repay in full all Existing Term Loans and all Existing Revolving Credit Loans, if any, outstanding under the Existing Credit Agreement;

                  WHEREAS, on the Closing Date, immediately after the repayment of all Existing Term Loans and all Existing Revolving Credit Loans, as provided in Section 10.17, the commitments under the Existing Revolving Credit Facility (the "Existing Revolving Credit Commitments") will be reduced to $30,000,000;

                  WHEREAS, on the Closing Date, concurrently with the consummation of the transactions described in the preceding recital, as provided in Section 10.17, (i) the Existing Syndication Agent will resign as Syndication Agent and the Existing Administrative Agent will resign as Administrative Agent under the Existing Credit Agreement, and (ii) the Existing Collateral Agent will resign as Collateral Agent under the Existing Guarantee and Collateral Agreement and (iii) LCPI will be appointed, and will accept its appointment, as Administrative Agent under the Existing Credit Agreement and the Existing Guarantee and Collateral Agreement, and, concurrently therewith, the Existing Collateral Agent will assign and deliver to LCPI, as successor Administrative Agent, all Collateral (as defined in the Existing Credit Agreement) other than the Existing Mortgages, which Existing Mortgages the Existing Collateral Agent will assign to the Administrative Agent after the Closing Date as contemplated by Section 6.12 (such Collateral other than such Existing Mortgages, the "Existing Collateral");

                  WHEREAS, on the Closing Date, immediately following the consummation of the transactions described in the preceding recital, the Existing Credit Agreement will be amended and restated in its entirety by this Agreement; and

                  WHEREAS, from and after the Closing Date, after giving effect to the transactions described in the foregoing recitals and to the amendment and restatement of the Existing Credit Agreement effected hereby, (i) as provided in
Section 10.17, the Existing Revolving Credit Commitments, as reduced as provided in the third preceding recital and as amended as provided herein, shall become the Commitments held by the Lenders hereunder in the respective amounts provided in this Agreement and the participating interests of any L/C Participants (as defined in the Existing Credit Agreement) in any L/C Obligations (as defined in the Existing Credit Agreement) then outstanding under the Existing Credit Agreement will become participating interests held by the L/C Participants hereunder in the respective amounts provided in this Agreement and (ii) all Existing Collateral shall become Collateral hereunder, except as otherwise provided herein;

                  NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that, on the Closing Date the Existing Credit Agreement will be amended and restated in its entirety as follows:

                             SECTION 1. DEFINITIONS

                  1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this
Section 1.1.

                  "Adjustment Date": as defined in the Pricing Grid.

                  "Administrative Agent": as defined in the preamble hereto.

                  "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  "Agreement": this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time, and, for purposes of the Guarantee and Collateral Agreement, as renewed, refunded, refinanced or replaced.

                  "Applicable Margin": (a) during the period commencing on the Closing Date and ending on the date on which the Borrowers' consolidated financial statements for the fiscal quarter ended June 30, 2003 are delivered pursuant to Section 6.1(b), (i) 2.25% per annum with respect to Base Rate Loans and (ii) 3.25% per annum with respect to Eurodollar Loans and (b) thereafter, the rate per annum determined pursuant to the Pricing Grid.

                  "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

                  "Assignee": as defined in Section 10.6(c).

                  "Assignment and Acceptance": as defined in Section 10.6(c).

                  "Assignor": as defined in Section 10.6(c).

                  "Available Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment over (b) such Lender's Extensions of Credit.

                  "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the prime lending rate as set forth on the British Banking Association Telerate page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time (the Prime Rate not being intended to represent the lowest or best rate actually available). Any change in the Base Rate due to a change in the Prime Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate.

                  "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

                  "BLS": Bernard L. Schwartz.

                  "BLS Group": (i) BLS, (ii) BLS's spouse and descendants (collectively, "relatives"), (iii) a trust of which there are no beneficiaries other than BLS, or relatives of BLS, or a charitable institution or organization, (iv) a partnership, corporation or limited liability company of which there are no other partners, stockholders or members, as applicable, other than BLS or the relatives of BLS, (v) a legal representative or guardian of BLS or a relative of BLS if BLS or such relative becomes mentally incompetent, (vi) any person succeeding BLS or a relative of BLS by will or by the laws of descent, (vii) any individual who is employed by, a consultant to, or a director of, K&F or any of its Subsidiaries, and (viii) any individual who is a consultant or advisor to BLS with respect to the investment by BLS in K&F.

                  "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

                  "Borrower" and "Borrowers": as defined in the preamble hereto.

                  "Borrowing Date": any Business Day specified by the Borrowers as a date on which the Borrowers request the Lenders to make Loans hereunder.

                  "Business": as defined in Section 4.18.

                  "Business Day": (i) for all purposes other than as covered by clause (ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

                  "Business Properties": as defined in Section 4.18.

                  "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition, construction, or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

                  "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

                  "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

                  "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

                  "Closing Date": the date on which all conditions set forth in
         Section 5.1 shall have been satisfied, which date shall be no later than December 31, 2002.

                  "Code": the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

                  "Commitment": as to any Lender, the obligation of such Lender, if any, to make Loans and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth as the "Commitment" of such Lender on Schedule 1.1C hereto which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Commitments as of the Closing Date is $30,000,000.

                  "Commitment Fee Rate": 1/2 of 1% per annum.

                  "Commitment Period": the period from and including the Closing Date to the Termination Date.

                  "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrowers within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrowers and which is treated as a single employer under Section 414 of the Code.

                  "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

                  "Confidential Information Memorandum": the Confidential Information Memorandum dated November 2002 and furnished to the Lenders.

                  "Consolidated Cash Interest Coverage Ratio": at any date, the ratio of Consolidated EBITDA for the four full fiscal quarters ended on such date to Consolidated Cash Interest Expense for the four full fiscal quarters ended on such date.

                  "Consolidated Cash Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of K&F and its Subsidiaries for such period paid or currently payable with respect to all outstanding Indebtedness of K&F and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedge Agreements to the extent such net costs are paid in such period), minus total net cash interest income of K&F and its Subsidiaries for such period.

                  "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis. For the avoidance of doubt, the $9,400,000 payment by K&F to the holders of its common stock options to be made in connection with the issuance of the New Senior Subordinated Notes shall constitute a non-recurring expense for purposes of clause (e) above.

                  "Consolidated Leverage Ratio": at any date, the ratio of (a) Total Funded Indebtedness of K&F and its Subsidiaries on a consolidated basis on such date to (b) Consolidated EBITDA for the four full fiscal quarters ended on such date.

                  "Consolidated Net Income": for any period, the consolidated net income (or loss) of K&F and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                  "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

                  "Control Investment Affiliate": as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Control Investment Affiliates of any Lender shall include any Related Fund of such Lender.

                  "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                  "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

                  "Dollars" and "$": dollars in lawful currency of the United States.

                  "Domestic Subsidiary": any Subsidiary of K&F organized under the laws of any jurisdiction within the United States.

                  "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

                  "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

                  "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate Service (or otherwise on such service), the "Eurodollar Base Rate" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be agreed upon by the Administrative Agent and the Borrowers or, in the absence of such agreement, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

                  "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                  "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

                  "Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                  "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                  "Excluded Foreign Subsidiaries": any Foreign Subsidiary the pledge of all of whose Capital Stock as Collateral would, in the good faith judgment of the Borrowers, result in adverse tax consequences to the Borrowers.

                  "Existing Collateral Agent": as defined in the recitals hereto.

                  "Existing Credit Agreement": as defined in the recitals hereto.

                  "Existing Letters of Credit": as defined in the recitals hereto.

                  "Existing Mortgagee Title Policies": the collective reference to each of those certain existing mortgagee policies of title insurance issued to the Existing Collateral Agent pursuant to the Existing Credit Agreement in respect of each of the Mortgaged Properties.

                  "Existing Mortgages": the collective reference to each existing deed of trust and mortgage listed on Schedule 1.1B, in each case, as amended from time to time, delivered pursuant to the Existing Credit Agreement in respect of each of the Mortgaged Properties.

                  "Extensions of Credit": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender's Percentage of the L/C Obligations then outstanding.

                  "Facility": the Commitments and the extensions of credit made thereunder.

                  "Federal Funds Effective Rate"; for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

                  "Foreign Subsidiary": any Subsidiary of K&F that is not a Domestic Subsidiary.

                  "Funding Office": the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrowers and the Lenders.

                  "GAAP": generally accepted accounting principles in the United States as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances of K&F as of the date of determination, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1(b). In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then K&F and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating K&F's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by K&F, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

                  "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any securities exchange or self-regulatory organization, the National Association of Insurance Commissioners).

                  "Guarantee and Collateral Agreement": the Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by K&F, each of the Borrowers and each Subsidiary Guarantor and dated the date hereof, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

                  "Guarantors": the collective reference to K&F and the Subsidiary Guarantors.

                  "Hedge Agreements": all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by K&F, the Borrowers or their respective Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies and not for speculative purposes. For avoidance of doubt, Hedge Agreements shall include any interest rate swap or similar agreement that provides for the payment by K&F, either Borrower or any of their respective Subsidiaries of (i) amounts based upon a floating rate in exchange for receipt by K&F, such Borrower or such Subsidiary of amounts based upon a fixed rate or (ii) amounts based upon a fixed rate in exchange for receipt by K&F, such Borrower or such Subsidiary of amounts based upon a floating rate.

                  "Incur": as defined in Section 7.2.

                  "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money,
         (b) all obligations of such Person for the deferred purchase price of Property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) for purposes of Section 8(e) only, the net liabilities of such Person or its Subsidiaries in respect of Hedge Agreements.

                  "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                  "Insolvent": pertaining to a condition of Insolvency.

                  "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

                  "Intercompany Loans": (a) the loan in the original principal amount of $48,400,000 made by K&F to EF on or about April 28, 1989 and
         (b) the loan in the original principal amount of $304,600,000 made by K&F to ABS on or about April 28, 1989.

                  "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

                  "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrowers in their notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrowers by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                           (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                           (ii) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date; and

                           (iii) any Interest Period that begins on the last
                  Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

                  "Issuing Lender": Bank One, NA, in its capacity as issuer of any Letter of Credit.

                  "K&F": as defined in the recitals hereto.

                  "K&F Agreement": the agreement by K&F in favor of the Administrative Agent, dated as of the date hereof, substantially in the form of Exhibit I, as the same may be amended, supplemented or otherwise modified from time to time.

                  "L/C Commitment": $10,000,000.

                  "L/C Fee Payment Date": the last day of each March, June, September and December and the last day of the Commitment Period.

                  "L/C Obligations": at any time, an amount equal to the sum of
         (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to
         Section 3.5.

                  "L/C Participants": the collective reference to all Lenders other than the Issuing Lender.

                  "LCPI" as defined in the preamble to this Agreement.

                  "Lehman Investors": those certain merchant banking partnerships affiliated with Lehman Brothers Holdings Inc.

                  "Lenders": as defined in the preamble hereto.

                  "Letters of Credit": as defined in Section 3.1(a).

                  "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

                  "Loan": as defined in Section 2.1.

                  "Loan Documents": this Agreement, the Security Documents, the K&F Agreement and the Notes.

                  "Loan Parties": K&F, the Borrowers and each Subsidiary of K&F which is a party to a Loan Document.

                  "Material Adverse Effect": a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of K&F and its Subsidiaries taken as a whole or the Borrowers and their Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

                  "Material Environmental Amount": an amount payable by the Borrowers and/or its Subsidiaries in excess of $1,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

                  "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any

         Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                  "Mortgage Amendments": each of the amendments to any mortgage or deed of trust executed and delivered by any Loan Party, in form and substance reasonably satisfactory to the Administrative Agent, to be delivered to the Administrative Agent on or before the date which is 45 days after the Closing Date shall in accordance with Section 6.12.

                  "Mortgaged Properties": the real properties listed on Schedule 1.1A, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

                  "Mortgages": the collective reference to (a) the Existing Mortgages and (b) each of the Mortgage Amendments.

                  "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "New Senior Subordinated Note Indenture": the Indenture entered into by K&F in connection with the issuance of the New Senior Subordinated Notes, together with all instruments and other agreements entered into by K&F in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

                  "New Senior Subordinated Notes": the senior subordinated notes of K&F to be issued on the Closing Date pursuant to the New Senior Subordinated Note Indenture in an aggregate principal amount of $250,000,000 on terms and conditions satisfactory to the Arranger.

                  "Non-Excluded Taxes": as defined in Section 2.14(a).

                  "Non-U.S. Lender": as defined in Section 2.14(d).

                  "Notes": the collective reference to any promissory note evidencing Loans.

                  "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either of the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of either of the Borrowers to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by either of the Borrowers pursuant hereto) or otherwise; provided that (i) the obligations of the Borrowers or any Subsidiary Guarantor under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted in this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

                  "Offering Memorandum": the Offering Memorandum dated December 13, 2002 in respect of the New Senior Subordinated Notes.

                  "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

                  "Participant": as defined in Section 10.6(b).

                  "Payment Office": the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrowers and the Lenders.

                  "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

                  "Percentage": as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the Total Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

                  "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which any Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Pricing Grid": the pricing grid attached hereto as Annex A.

                  "Pro Forma Balance Sheet": as defined in Section 4.1(a).

                  "Projections": as defined in Section 6.2(c).

                  "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

                  "Qualified Counterparty": with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an Affiliate of a Lender.

                  "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of K&F, the Borrowers or any of their Subsidiaries.

                  "Register": as defined in Section 10.6(d).

                  "Regulation G": Regulation G of the Board as in effect from time to time.

                  "Regulation U": Regulation U of the Board as in effect from time to time.

                  "Reimbursement Obligation": the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

                  "Related Fund": with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                  "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
         Section 4241 of ERISA.

                  "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

                  "Required Lenders": (i) at any time when LCPI and its Control Investment Affiliates collectively hold more than 50% of the Total Commitments (or, if the Commitments have been terminated, the Total Extensions of Credit), LCPI plus any one or more other Lenders that are not Control Investment Affiliates of LCPI and (ii) at any other time, the holders of more than 50% of the Total Commitments (or, if the Commitments have been terminated, the Total Extensions of Credit).

                  "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

                  "Responsible Officer": the chief executive officer, president or chief financial officer of a Loan Party, but in any event, with respect to financial matters, the chief financial officer of a Loan Party.

                  "Secured Parties": as defined in the Guarantee and Collateral Agreement.

                  "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

                  "Senior Subordinated Note Indenture": the Indenture entered into by K&F in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by K&F in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with
         Section 7.9.

                  "Senior Subordinated Notes": the senior subordinated notes of K&F issued on October 15, 1997 pursuant to the Senior Subordinated Note Indenture in an initial aggregate principal amount of $185,000,000.

                  "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                  "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                  "Specified Hedge Agreements": any Hedge Agreement entered into by K&F, either of the Borrowers or any Subsidiary Guarantor and any Qualified Counterparty.

                  "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of K&F.

                  "Subsidiary Guarantor": each Subsidiary of the Borrowers other than any Excluded Foreign Subsidiary; provided that, notwithstanding the foregoing, Aircraft Braking Services, Inc. shall not be a Subsidiary Guarantor for any purposes of this Agreement at any time prior to the earliest of (i) the date on which it becomes a party to the Guarantee and Collateral Agreement pursuant to an Assumption Agreement with respect thereto, (ii) the date that is 90 days after the Closing Date and (iii) the date on which it is dissolved pursuant to
         Section 6.13.

                  "Termination Date": June 30, 2007.

                  "Total Commitments": at any time, the aggregate amount of the Commitments at such time.

                  "Total Extensions of Credit": at any time, the aggregate amount of the Extensions of Credit of the Lenders at such time.

                  "Total Funded Indebtedness": at any date, the difference between (I) the sum (without duplication) of (a) the Indebtedness of K&F and its Subsidiaries for borrowed money on such date, (b) all obligations of K&F and its Subsidiaries on such date in respect of Capital Leases and (c) all Guarantee Obligations of K&F and its Subsidiaries on such date in respect of borrowed money, in each case determined on a consolidated basis in accordance with GAAP and (II) the unencumbered cash balances of K&F and its Subsidiaries on such date.

                  "Transferee": as defined in Section 10.14.

                  "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

                  "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

                  "United States": the United States of America.

                  "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

                  "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of K&F.

                  Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

                  (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to K&F, the Borrowers and their Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                  (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

               SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

                  2.1 Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans ("Loans") to the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Percentage of the sum of the L/C Obligations then outstanding, does not exceed the amount of such Lender's Commitment. During the Commitment Period the Borrowers may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7, provided that no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

                  (b) The Borrowers shall repay all outstanding Loans on the Termination Date.

                  2.2 Procedure for Borrowing. The Borrowers may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrowers, the Administrative Agent shall promptly notify each

Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrowers at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrowers in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrowers by the Administrative Agent in like funds as received by the Administrative Agent.

                  2.3 Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby, jointly and severally, unconditionally promise to pay to the Administrative Agent for the account of the appropriate Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in
Section 2.9.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                  (c) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender's share thereof.

                  (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to such Borrowers by such Lender in accordance with the terms of this Agreement.

                  (e) The Borrowers agree that, upon the request to the Administrative Agent by any Lender, the Borrowers will execute and deliver to such Lender a promissory note of the Borrowers evidencing any Loans of such Lender, substantially in the form of Exhibit G, with appropriate insertions as to date and principal amount.

                  2.4 Commitment Fees, etc. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June,

September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

                  (b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrowers and the Administrative Agent.

                  2.5 Termination or Reduction of Commitments. The Borrowers shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

                  2.6 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section
2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans which are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Optional prepayments of the Loans may not be refused by the Lenders.

                  2.7 Conversion and Continuation Options. (a) The Borrowers may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions or
(ii) after the date that is one month prior to the Termination Date. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

                  (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the Termination Date, and, provided, further, that if the Borrowers shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

                  2.8 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

                  2.9 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

                  (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

                  (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum which is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this
Section 2.9 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate applicable to Base Rate Loans plus 2% (or, in the case of any such other amounts that do not relate to the Facility, the Base Rate plus 4%), in each case, with respect to clauses (i) and
(ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

                  (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this
Section 2.9 shall be payable from time to time on demand.

                  2.10 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

                  (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

                  2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                  (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers in the absence of manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                  (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Loans to Eurodollar Loans.

                  2.12 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Percentages of the Lenders.

                  (b) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

                  (c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. Payments received after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to the Lenders no later than the Business Day following the receipt of such payments in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

                  (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.12(d) shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall promptly notify the Borrowers and shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, payable within 2 days from demand, from the Borrowers.

                  (e) Unless the Administrative Agent shall have been notified in writing by the Borrowers prior to the date of any payment being made hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

                  2.13 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                  (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.14 and changes in the rate of tax on the overall net income of such Lender);

                  (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                  (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender (or an after-tax basis) for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.13, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

                  (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor setting forth the basis of such Lender's determination, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender (on an after-tax basis) for such reduction; provided that the Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrowers of such Lender's intention to claim compensation therefor. If a Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers.

                  (c) A certificate as to any additional amounts payable pursuant to this Section 2.13 submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrowers pursuant to this Section 2.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  2.14 Taxes. (a) All payments made by either of the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to Section 2.14(a).

                  (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by either of the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Administrative Agent for its account or the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by either of the Borrowers showing payment thereof. If either of the Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 2.14 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  (d) Each Lender (or Transferee) that is not a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI (or other applicable form), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest" a statement substantially in the form of Exhibit J and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.14(d), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.14(d) that such Non-U.S. Lender is not legally able to deliver.

                  (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

                  2.15 Indemnity. The Borrowers agree, jointly and severally, to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest

Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.15 submitted to the Borrowers by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  2.16 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14(a) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided further that nothing in this Section 2.16 shall affect or postpone any of the obligations of any Borrowers or the rights of any Lender pursuant to Section 2.13 or 2.14(a).

                  2.17 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.15.

                         SECTION 3. LETTERS OF CREDIT

                  3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrowers on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, Euros or British pounds and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Termination Date, provided that
(A) any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above) and (B) any Letter of Credit denominated in a currency other than Dollars shall be issued and shall remain outstanding pursuant to procedures and on terms (including the effect of exchange rate fluctuations) to be agreed upon by the Borrowers and the Issuing Lender (which procedures and terms shall not be inconsistent with the procedures and terms of this Agreement). The Dollar equivalent (determined by the Administrative Agent in good faith according to customary methods and procedures) of any Letter of Credit denominated in a currency other than Dollars shall be monitored at the discretion of the Administrative Agent (but not less frequently than monthly); provided that the reimbursement obligations of the Lenders shall be limited as set forth in Section 3.4. If at any time the Total Extensions of Credit shall exceed the Total Commitments then, upon notice from the Administrative Agent, the Borrowers shall prepay Loans, replace outstanding Letters of Credit or collateralize outstanding Letters of Credit on terms and conditions satisfactory to the Administrative Agent to the extent necessary so that the Total Extensions of Credit do not exceed the Total Commitments.

                  (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

                  (c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

                  (d) Prior to the Closing Date, the Issuing Lender issued the Existing Letters of Credit, which remain outstanding on the Closing Date. From and after the Closing Date, the Existing Letters of Credit shall constitute Letters of Credit hereunder.

                  3.2 Procedure for Issuance of Letter of Credit. The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrowers. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrowers promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

                  3.3  Commissions, Fees and Other Charges. (a) The
Borrowers will pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans shared ratably among the Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrowers shall pay to the Issuing Lender for its own account a fronting fee of 1/8 of 1% per annum of the undrawn and unexpired amount of the Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

                  (b) In addition to the foregoing fees and commissions, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

                  3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount in Dollars equal to such L/C Participant's Percentage of the amount of such draft, or any part thereof, which is not so reimbursed; provided that a Lender shall not be obligated to make Loans and participate in Letters of Credit in an aggregate amount in excess of such Lender's Commitment.

                  (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is
360. If any such amount required to be paid by any L/C Participant pursuant to
Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

                  (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

                  3.5 Reimbursement Obligation of the Borrowers. The Borrowers agree, jointly and severally, to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrowers of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in Section 2.9(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrowers, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrowers to the Administrative Agent for a borrowing pursuant to Section 2.2 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

                  3.6 Obligations Absolute. The Borrowers' obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrowers may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers' Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to the Borrowers.

                  3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrowers of the date and amount thereof. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

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
                  3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES

                  To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of the Borrowers hereby represents and warrants to each Agent and each Lender that:

                  4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of K&F and its consolidated Subsidiaries as at September 30, 2002 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared in accordance with GAAP giving effect (as if such events had occurred on such date) to (i) the Loans to be made and the New Senior Subordinated Notes to be issued on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to K&F as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of K&F and its consolidated Subsidiaries as at September 30, 2002, assuming that the events specified in the preceding sentence had actually occurred at such date.

                  (b) The audited consolidated and consolidating balance sheets of K&F and its consolidated Subsidiaries as at December 31, 2000 and December 31, 2001, and the related consolidated and consolidating statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche, LLP, present fairly the consolidated and consolidating financial condition of K&F and its Subsidiaries as at such dates, and the consolidated and consolidating results of its operations and its consolidated and consolidating cash flows for the respective fiscal years then ended. The unaudited consolidated and consolidating balance sheet of K&F and its consolidated Subsidiaries as of and for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, and the related unaudited consolidated and consolidating statements of income and cash flows for such fiscal quarters ended on such dates, certified by a Responsible Officer of K&F, present fairly the consolidated and consolidating financial condition of K&F and its consolidated Subsidiaries as at such dates, and the consolidated and consolidating results of its operations and its consolidated and consolidating cash flows for the fiscal quarters then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants or Responsible Officer, as the case may be, and disclosed therein). Neither K&F nor any of its consolidated Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph (b).

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
                  4.2 No Change. Since December 31, 2001 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

                  4.3 Corporate Existence; Compliance with Law. Each of K&F, the Borrowers and their respective Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated hereby and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices that, when required, have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.20(b). Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of either of the Borrowers or any of the Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents) the consequences of which violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  4.6 No Material Litigation. Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of either of the Borrowers, threatened by or against either of the Borrowers or any of the Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

                  4.7 No Default. Neither of the Borrowers nor any of their Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                  4.8 Ownership of Property; Liens. Each of the Borrowers and their Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3. K&F and its Subsidiaries have (a) title in fee simple to no real property other than as specified on Schedule 1.1A and (b) a valid leasehold interest in no real property other than as specified on Schedule 1.1A, provided that the Borrowers may revise the information set forth on Schedule 1.1A from time to time upon notice to the Administrative Agent with a copy to each Lender.

                  4.9 Intellectual Property. Each of the Borrowers and their Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted that are material to the condition (financial or other), business, or operations of the Borrowers and the Subsidiaries taken as a whole. Except as set forth on Schedule 4.6, to the best of each Borrower's knowledge after reasonable inquiry, no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor do the Borrowers know of any valid basis for any such claim. The use of Intellectual Property by the Borrowers and the Subsidiaries does not infringe on the rights of any Person in any material respect.

                  4.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrowers or any of their Subsidiaries exists that could reasonably be expected to have a Material Adverse Effect.

                  4.11 Taxes. Each of the Borrowers and their Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of either Borrower or any Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of each of the Borrowers, no claim is being asserted, with respect to any such tax, fee or other charge.

                  4.12 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U, as the case may be.

                  4.13 Labor Matters. There are no strikes or other labor disputes against the Borrowers or any of the Subsidiaries pending or, to the knowledge of the Borrowers, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrowers and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrowers or any of the Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrowers or the relevant Subsidiary.

                  4.14 ERISA. Neither a Reportable Event (other than the Recapitalization) nor an "accumulated funding deficiency" (within the meaning of
Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more than a material amount. Neither of the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has resulted or could reasonably be expected to result in a material liability under ERISA, and neither of the Borrowers nor any Commonly Controlled Entity would become subject to any material liability under ERISA if either of the Borrowers or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

                  4.15 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

                  4.16 Subsidiaries. The Subsidiaries listed on Schedule 4.16 constitute all the direct and indirect Subsidiaries of K&F at the date hereof,
(b) each such Subsidiary was incorporated on the date and in the jurisdiction set forth opposite such Subsidiary's name on such Schedule 4.16 and (c) the approximate book value of the assets of each such Subsidiary is set forth opposite such Subsidiary's name on Schedule 4.16, provided that the Borrowers may revise the information set forth on Schedule 4.16 upon notice to the Administrative Agent.

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
                  4.17 Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used to finance the working capital and general corporate needs of the Borrowers and their Subsidiaries in the ordinary course of business.

                  4.18 Environmental Matters. Except as in the aggregate could not reasonably be expected to result in the payment of a Material Environmental
Amount:

                  (a) The facilities and properties owned, leased or operated by K&F, the Borrowers or any of their Subsidiaries (the "Business Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

                  (b) The Business Properties and all operations at the Business Properties are in material compliance, and have in the last five years been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Business Properties or violation of any Environmental Law with respect to the Business Properties or the business operated by K&F, the Borrowers or any of their Subsidiaries (the "Business") which could reasonably be expected to materially interfere with the continued operations of the Properties or that could reasonably be expected to result in a material liability under the Environmental Laws. Neither K&F, the Borrowers nor any of their Subsidiaries has assumed any liability of any other Person under Environmental Laws.

                  (c) Neither K&F, the Borrowers nor any of their Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Business Properties or the Business, nor does K&F or the Borrowers have knowledge or reason to believe that any such notice will be received or is being threatened.

                  (d) To the knowledge of K&F, the Borrowers or any of their Subsidiaries, Materials of Environmental Concern have not been transported or disposed of from the Business Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Business Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

                  (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of K&F, the Borrowers or any of their Subsidiaries, threatened, under any Environmental Law to which K&F, the Borrowers or any of their Subsidiaries is or will be named as a party with respect to the Business Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Business Properties or the Business.

                  (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Business Properties, or arising from or related to the operations of K&F, the Borrowers or any of their Subsidiaries in connection with the Business Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

                  For purposes of Section 8(b) of this Agreement, each of the foregoing representations and warranties contained in this Section 4.18 that are qualified by the knowledge of any party shall be deemed not to be so qualified.

                  4.19 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum, the Offering Memorandum or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, when taken as a whole, not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties contained in the Recapitalization Documentation are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

                  4.20 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.20 (a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

                  (b) Upon execution and delivery thereof to the Administrative in accordance with Section 6.12, each of the Mortgages shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgage Amendments are recorded in the offices specified on Schedule 4.20(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, except for Liens permitted by Section 7.3.

                  4.21 Solvency. Each Loan Party is, and after giving effect to the Recapitalization and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

                  4.22 Senior Indebtedness. The Obligations constitute "Senior Indebtedness" of the Borrowers under and as defined in the Senior Subordinated
Note Indenture and the New Senior Subordinated Note Indenture. The obligations of K&F under the Guarantee and Collateral Agreement constitute "Senior Indebtedness" of such Guarantor under and as defined in the Senior Subordinated
Note Indenture and the New Senior Subordinated Note Indenture.

                  4.23 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

                  4.24 Settlement Agreement. The Settlement has terminated in its entirety and is of no further force or effect, and K&F has no further obligations of any kind arising out of or in connection with the Settlement Agreement.

                        SECTION 5. CONDITIONS PRECEDENT

                  5.1 Conditions to Effectiveness of this Agreement and Initial Extension of Credit. The effectiveness of this Amended and Restated Credit Agreement and the agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

                  (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each of the parties hereto, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of K&F, the Borrowers and each Subsidiary Guarantor and (iii) the K&F Agreement, executed and delivered by a duly authorized officer of K&F.

                  (b) Issuance of New Senior Subordinated Notes. K&F shall have received at least $250,000,000 in gross cash proceeds from the issuance of the New Senior Subordinated Notes;

                  (c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) satisfactory audited consolidated and consolidating financial statements of K&F for the 2000 and 2001 fiscal years and (iii) satisfactory unaudited interim consolidated and consolidating financial statements of K&F for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of K&F, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

                  (d) Officer's Certificate. The Lenders shall have received a certificate of the chief financial officer of K&F showing pro forma compliance by K&F and its Subsidiaries with the financial covenants provided for in Section 7.1.

                  (e) Approvals. All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the continuing operations of K&F, the Borrowers and their Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect.

                  (f) Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administration Agent), with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrowers, of such other documents or instruments as may be reasonably requested by the Syndication Agent, including, without limitation, the Stockholders Agreement and any other debt instrument, security agreement or other material contract to which the Loan Parties may be a party.

                  (g) Pre-Closing Transactions; Repayment of Loans Under Existing Credit Agreement. (i) The transactions described in the fifth, sixth and seventh recitals to this Agreement shall have been consummated and (ii) arrangements satisfactory to the Administrative Agent shall have been made for the termination, or assignment to the Administrative Agent, of all Liens and security interests granted in connection with the Existing Credit Agreement.

                  (h) Fees. The Lenders, the Arranger and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented, including, without limitation, the reasonable fees and disbursements of legal counsel, on or before the Closing Date.

                  (i) Business Plan. The Lenders shall have received a satisfactory business plan for fiscal years 2003-2007 and a satisfactory written analysis of the business and prospects of the Borrowers and their Subsidiaries for the period from the Closing Date through the Termination Date.

                  (j) Solvency Analysis. The Lenders shall have received a satisfactory solvency opinion from an independent valuation firm satisfactory to the Administration Agent which shall document the solvency of K&F and its Subsidiaries after giving effect to the transactions contemplated hereby. It is agreed that Marshall & Stevens Incorporated is an acceptable valuation consultant.

                  (k) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Borrowers or their

         Subsidiaries except for liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Syndication Agent.

                  (l) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

                  (m) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

                           (i) the legal opinion of Willkie Farr & Gallagher, counsel to the Borrowers and their Subsidiaries, substantially in the form of Exhibit F-1; and

                           (ii) the legal opinion of Ronald Kisner, Esq., general counsel of the Borrowers and their Subsidiaries, substantially in the form of Exhibit F-2; and

                           (iii) the legal opinion of Morris, Nichols, Arsht &
                  Tunnell, special Delaware counsel, substantially in the form of Exhibit F-3.

         Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administration Agent may reasonably require.

                  (n) Pledged Stock; Stock Powers. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administration Agent) by the pledgor thereof.

                  (o) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

                  (p) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5 and
         Section 5.3 of the Guarantee and Collateral Agreement.

                  (q) Environmental Affairs. The initial Lenders shall be reasonably satisfied with the environmental affairs of K&F and its Subsidiaries (it being understood that each initial Lender shall evidence such satisfaction by executing and delivering this Agreement).

                  5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

                  (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

                  (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrowers hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this
Section 5.2 have been satisfied.

                        SECTION 6. AFFIRMATIVE COVENANTS

                  The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

                  6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

                  (a) as soon as available, but in any event within 90 days after the end of each fiscal year of K&F, a copy of (i) the audited consolidated balance sheet of K&F and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, certified by a Responsible Officer of K&F, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche, LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Required Lenders and (ii) the consolidating balance sheet of K&F and its consolidated Subsidiaries (other than Foreign Subsidiaries) as at the end of such year and the related consolidating statement of earnings for such year, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of K&F as being fairly stated in all material respects when considered in relation to the consolidated financial statements of K&F and its consolidated Subsidiaries; and

                  (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of K&F, (i) the unaudited consolidated balance sheet of K&F and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows of K&F and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, certified by a Responsible Officer of K&F (subject to normal year-end adjustments) and (ii) the consolidating balance sheet of K&F and its consolidated Subsidiaries (other than Foreign Subsidiaries) as at the end of each such quarter and the related consolidating statement of earnings for the portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of K&F (subject to normal year-end audit adjustments); and

                  (c) as soon as available, but in any event within 30 days after the end of each month (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheet of K&F and its consolidated Subsidiaries, and the unaudited consolidating balance sheet of K&F and its consolidated Subsidiaries (other than Foreign Subsidiaries) as at the end of each such month and the related unaudited consolidated and consolidating statements of earnings and cash flow or similar statements for such monthly period and the portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of K&F as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall (i) contain such information as may be necessary to calculate compliance with Sections 7.1 and 7.7 for the 12-month period ending on the date of such balance sheets and (ii) be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                  6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender, or, in the case of clause (h), to the relevant Lender:

                  (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                  (b) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) and (b), (i) a certificate of a Responsible Officer of K&F stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information necessary for determining compliance by K&F, the Borrowers and their Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrowers, as the case may be,
         (y) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

                  (c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of K&F, a detailed consolidated budget of K&F and its consolidated Subsidiaries for the following fiscal year (including a projected consolidated balance sheet of K&F and its consolidated Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of K&F stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect; provided, that each Lender recognizes that such Projections are not to be viewed as fact and that actual results during the period or periods covered by such Projections may differ from the projected results set forth therein by a material amount;

                  (d) within 45 days after the end of each fiscal quarter of K&F, a narrative discussion and analysis of the financial condition and results of operations of K&F and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

                  (e) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture or the New Senior Subordinated Note Indenture;

                  (f) within five days after the same are sent, copies of all financial statements and reports which K&F or either Borrower sends to the holders of any class of its debt securities or public equity securities and within five days after the same are filed, copies of all financial statements and reports which K&F or the Borrowers may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

                  (g) promptly after K&F's receipt thereof, a copy of any "management letter" received by K&F from its independent certified public accountants; and

                  (h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

                  6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrowers or their Subsidiaries, as the case may be.

                  6.4  Conduct of Business and Maintenance of Existence, etc.
(a) (i) Continue to engage in business of the same general type as now conducted by it, (ii) preserve, renew and keep in full force and effect its corporate existence and (iii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (iii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  6.5 Maintenance of Property; Insurance. (a) Keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried. Each of the Borrowers and the Subsidiaries shall retain the right to self-insure all or a portion of the required coverages (other than property insurance and product liability insurance relating to aircraft and aerospace products; provided that deductibles consistent with past practice shall not be considered self-insurance for purposes of this sentence) to the extent such self-insurance is reasonable and customary.

                  6.6  Inspection of Property; Books and Records; Discussions.
(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender during normal business hours and without any unreasonable disruption to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrowers and their Subsidiaries with officers and employees of the Borrowers and their Subsidiaries and with its independent certified public accountants.

                  6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

                  (a) the occurrence of any Default or Event of Default;

                  (b) any (i) default or event of default under any Contractual Obligation of any Borrower or any of the Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between either of the Borrowers or any of the Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                  (c) any litigation or proceeding affecting K&F, the Borrowers or any of their Subsidiaries in which the amount involved is $2,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

                  (d) the following events, as soon as possible and in any event within 30 days after either of the Borrowers knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or either of the Borrowers or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

                  (e) any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

                  6.8 Environmental Laws. 1.1.16. Comply in all material respects with, and use reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

                  (a) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

                  6.9 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by the Borrowers or any Subsidiary (other than an Excluded Foreign Subsidiary) (other than (x) any Property described in paragraph (c) or (d) below, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) any real property) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

                  (b) With respect to any fee interest in any real estate having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by either of the Borrowers or any Subsidiary (other than an Excluded Foreign Subsidiary) (other than any such real estate subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority mortgage or deed of trust, as the case may be, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real estate, in form and substance substantially similar to the Mortgages, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real estate in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and
(iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                  (c) With respect to any new Subsidiary or any Subsidiary not a party to the Guarantee and Collateral Agreement that owns assets or property with a fair market value in excess of $100,000 (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by K&F (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), the Borrowers or any of their Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by K&F, the Borrowers or any of their Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of K&F, the Borrowers or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and
(B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                  (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by K&F, the Borrowers or any of their Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral

Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by K&F, the Borrowers or any of their Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of K&F, the Borrowers or such Subsidiary, as the case may be and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                   6.10 Corporate Separateness. Take all such action as is necessary to keep its operations separate and apart from those of K&F, of each other Subsidiary and of each other Borrower, including, without limitation, insuring that all customary formalities regarding the corporate existence of each of the Borrowers and each Subsidiary, including holding regular meetings and maintenance of current minute books, are followed; and maintain its own payroll and separate books of account and pay its respective liabilities, including all administrative expenses, from its own separate assets, and cause assets of each Subsidiary to be separately identified and segregated.

                   6.11 Government Contracts. At such times as the Administrative Agent may reasonably request, furnish the Administrative Agent with a list of all contracts entered into between the United States Government and either of the Borrowers.

                   6.12 Mortgages; Title Insurance; Flood Insurance. Within 45 days after the Closing Date, the Administrative Agent shall have received:

                  (a) a Mortgage Amendment with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto;

                  (b) satisfactory evidence that all security interests in the Mortgaged Properties granted to the Existing Collateral Agent pursuant to the Existing Mortgages have been assigned to the Administrative Agent for the benefit of the Secured Parties;

                  (c) in respect of each of the Existing Mortgagee Title Policies an endorsement from the issuing title insurance company which shall (i) insure that the Mortgage insured thereby (as amended) shall continue to be a valid first Lien on such Mortgaged Property encumbered thereby as of the effective date of such endorsement, to the same extent and with the same priority as such Existing Mortgagee Title Policy insured the Existing Mortgage, (ii) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder and (iii) be in form reasonably satisfactory to the Administrative Agent;

                  (d) satisfactory survey affidavits from each Borrower certifying that there shall have been no substantial changes to the Mortgaged Properties since the date on which surveys were delivered in respect of such Mortgaged Properties pursuant to the Existing Credit Agreement;

                  (e) if requested by the Administrative Agent, (A) a policy of flood insurance which (1) covers any parcel of improved real property which is encumbered by any Mortgage and located in a special flood hazard area, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage which is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and
         (3) has a term ending not earlier than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrowers have received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board;

                  (f) the legal opinion of local counsel covering such matters incident to the Mortgages as the Administrative Agent may reasonably require; and

                  (g) a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in
         Section 6.12(c) and a copy of all other material documents affecting the Mortgaged Properties.

                  6.13 Aircraft Braking Services, Inc. Within 90 days after the Closing Date, (i) (A) (I) certificates representing the Capital Stock of Aircraft Braking Services, Inc. ("ABSI") shall have been delivered to the Administrative Agent, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of K&F or (II) K&F shall have entered into a control agreement with the Adminstrative Agent granting the Administrative Agent control with respect to such Capital Stock and (B) the actions referred to in Sections 6.9(b)(iii) and 6.9(b)(iv) shall have been taken with respect to ABSI or (ii) ABSI shall have been dissolved.

                         SECTION 7. NEGATIVE COVENANTS

                  The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

                  7.1 Financial Condition Covenants.

                  (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of K&F and its Subsidiaries as at the day set forth below to exceed the ratio set forth below opposite such day:

                                                              Consolidated
Date                                                         Leverage Ratio
----                                                         --------------
March 31, 2003                                                4.85 to 1.00
June 30, 2003                                                 4.85 to 1.00
September 30, 2003                                            4.85 to 1.00

                                                              Consolidated
Date                                                         Leverage Ratio
----                                                         --------------
December 31, 2003                                             4.85 to 1.00
March 31, 2004                                                4.75 to 1.00
June 30, 2004                                                 4.75 to 1.00
September 30, 2004                                            4.65 to 1.00
December 31, 2004                                             4.65 to 1.00
March 31, 2005                                                4.50 to 1.00
June 30, 2005                                                 4.50 to 1.00
September 30, 2005                                            4.35 to 1.00
December 31, 2005                                             4.25 to 1.00
March 31, 2006                                                4.25 to 1.00
June 30, 2006                                                 4.15 to 1.00
September 30, 2006                                            4.00 to 1.00
December 31, 2006                                             4.00 to 1.00
March 31, 2007 and thereafter                                 4.00 to 1.00

                  (b) Consolidated Cash Interest Coverage Ratio. Permit the Consolidated Cash Interest Coverage Ratio of K&F and its Subsidiaries for any day set forth below to be less than the ratio set forth below opposite such day:

                                                            Consolidated Cash
                                                                Interest
Date                                                         Coverage Ratio
----                                                        -----------------
March 31, 2003                                                2.00 to 1.00
June 30, 2003                                                 2.00 to 1.00
September 30, 2003                                            2.00 to 1.00
December 31, 2003                                             2.00 to 1.00
March 31, 2004                                                2.00 to 1.00
June 30, 2004                                                 2.00 to 1.00
September 30, 2004                                            2.00 to 1.00
December 31, 2004                                             2.00 to 1.00
March 31, 2005                                                2.00 to 1.00
June 30, 2005                                                 2.15 to 1.00
September 30, 2005                                            2.25 to 1.00
December 31, 2005                                             2.35 to 1.00
March 31, 2006                                                2.35 to 1.00
June 30, 2006                                                 2.35 to 1.00
September 30, 2006                                            2.50 to 1.00
December 31, 2006                                             2.50 to 1.00
March 31, 2007 and thereafter                                 2.50 to 1.00

                  7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist (in each case, to "Incur") any Indebtedness, except:

                  (a) Indebtedness of any Loan Party pursuant to any Loan Document;

                  (b) Indebtedness of either Borrower to any Subsidiary and of any Subsidiary to either Borrower or any other Subsidiary;

                  (c) Indebtedness secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding, provided that during any fiscal year of either of the Borrowers, the Borrowers and the Subsidiaries do not incur more than $10,000,000 in aggregate principal amount of such other Indebtedness;

                  (d) Indebtedness outstanding on the date hereof and listed on
         Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof), provided that the aggregate principal amount owed pursuant to such Indebtedness is not increased by such refinancings, refundings, renewals or extensions thereof, and provided further that any refinancing, refunding, renewal or extension of the Intercompany Loans shall be with K&F;

                  (e) Indebtedness in the aggregate not exceeding the lesser of
         (i) the unused L/C Commitment and (ii) the Commitment in respect of trade letters of credit and standby letters of credit issued for the purpose of supporting (A) workers' compensation liabilities of the Borrowers or any of the Subsidiaries as required by law, (B) performance, payment, deposit or surety obligations of the Borrowers or any of the Subsidiaries and (C) environmental liabilities of the Borrowers or any of the Subsidiaries as required by law;

                  (f) Guarantee Obligations existing on the Closing Date and listed on Schedule 7.2(f) and any renewals, extensions or refundings thereof in an amount not exceeding the amount thereof immediately prior to such renewals, extensions or refundings;

                  (g) Guarantee Obligations of either of the Borrowers or any Subsidiary with respect to any obligation or liability of either of the Borrowers or any Subsidiary;

                  (h) Guarantee Obligations incurred after the date hereof in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

                  (i) Indebtedness existing under the Senior Subordinated Notes and the New Senior Subordinated Notes; and

                  (j) Indebtedness in respect of Capital Lease Obligations incurred in a sale and leaseback transaction permitted by Section 7.11.

                  7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for:

                  (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrowers or their Subsidiaries, as the case may be, in conformity with GAAP;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

                  (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

                  (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries;

                  (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the date hereof and that the amount of Indebtedness secured thereby is not increased;

                  (g) Liens securing Indebtedness of the Borrowers or any other Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

                  (h) Liens created pursuant to the Security Documents;

                  (i) any interest or title of a lessor under any lease entered into by the Borrowers or any other Subsidiary in the ordinary course of its business and covering only the assets so leased, including, without limitation, in connection with Indebtedness permitted by Section 7.2(j);

                  (j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (k) judgment Liens in an aggregate amount not in excess of $2,000,000;

                  (l) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of either of the Borrowers or any of the Subsidiaries where such Lien secures the obligations of such Borrower or such Subsidiary in respect of such letter of credit; and

                  (m) Liens against Collateral in favor of PBGC in connection with any Plan which are junior to the Liens created pursuant to the Security Documents; provided that an intercreditor agreement satisfactory to the Administrative Agent shall be in effect with respect to such Collateral.

                  7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its Property or business, or make any material change in its present method of conducting business, except:

                  (a) any Wholly Owned Subsidiary may be merged or consolidated with or into either of the Borrowers (provided that a Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary (provided that the surviving entity is a Domestic Subsidiary if the merged entity is a Domestic Subsidiary);

                  (b) any Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to either of the Borrowers or any Subsidiary Guarantor;

                  (c) as permitted by Section 7.5; and

                  (d) as permitted by Section 10.15.

                   7.5 Limitation on Sale of Assets. Dispose of any of its Property or business (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

                  (a) the Disposition of obsolete or worn out property in the ordinary course of business;

                  (b) the sale of inventory in the ordinary course of business and the sale of Cash Equivalents from time to time;

                  (c) Dispositions permitted by Section 7.4(b);

                  (d) as permitted by Section 7.11;

                  (e) Dispositions of any property or assets (other than inventory or Cash Equivalents) having a combined fair market value in an amount not to exceed $5,000,000 per fiscal year; and

                  (f) as permitted by Section 10.15.

                   7.6 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of either of the Borrowers or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of K&F, the Borrowers or any Subsidiary or make any loan or advance or other payment to K&F (collectively, "Restricted Payments"), except, so long as no Default or Event of Default would be in existence after giving effect thereto:

                  (a) to the extent necessary to permit K&F to make the interest payments on its permitted Indebtedness as provided in Section 2(c) of the K&F Agreement;

                  (b) other payments contemplated by Section 2(c) of the K&F Agreement;

                  (c) any Subsidiary may make Restricted Payments to either of the Borrowers or any Subsidiary Guarantor;

                  (d) scheduled payments of principal and interest on the Intercompany Loans; and

                  (e) to the extent necessary to permit K&F to (i) pay a dividend to the holders of its common stock in an aggregate amount of $200,000,000 and (ii) make a payment to the holders of its common stock options in an aggregate amount of $9,400,000, in each case as contemplated in connection with the issuance of the New Senior Subordinated Notes; provided, however, that the aggregate amount of all payments from the Borrowers and their Subsidiaries to K&F pursuant to this paragraph (e) shall not exceed $15,000,000.

                   7.7 Limitation on Capital Expenditures. (a) Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditure (excluding (i) any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and (ii) development participation payments) except for expenditures in the ordinary course of business in an aggregate amount for any fiscal year not exceeding (x) in the case of the 2003 fiscal year, $15,000,000, and in the case of each fiscal year thereafter, $20,000,000; provided that any such amount permitted by this paragraph (a) if not so expended in the fiscal year for which it is permitted (or used in such year to make development participation payments as permitted by clause (iii) of paragraph (b) below) may be carried over for expenditure in the next following fiscal year, and provided, further, that any amount so carried forward shall be deemed to be the amount expended first in the following fiscal year; or

                   (b) make or commit to make any development participation payments except for developmental participation payments in an aggregate amount for the Borrowers and their Subsidiaries not exceeding $15,000,000 in each fiscal year; provided that (i) any such amount permitted by this paragraph (b) if not so expended in the fiscal year for which it is permitted may be carried over for expenditure on developmental participation payments in the next following fiscal year, (ii) any amount so carried forward shall be deemed to be the amount expended first on developmental participation payments in the following fiscal year and (iii) in addition to the foregoing, any amount in respect of Capital Expenditures permitted by paragraph (a) of this

Section if not expended in the fiscal year for which it is permitted may be used to make development participation payments in such year.

                  7.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting all or a material part of a business unit of, or make any other investment in, any Person, except:

                  (a) extensions of trade credit in the ordinary course of business;

                  (b) investments in Cash Equivalents;

                  (c) Guarantee Obligations permitted by Section 7.2;

                  (d) loans and advances to employees of K&F, the Borrowers or their Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for K&F, the Borrowers and their Subsidiaries not to exceed $750,000 at any one time outstanding;

                  (e) each of the Borrowers may make advances, loans or capital contributions to, or investments in, Subsidiary Guarantors;

                  (f) to the extent permitted by Section 7.6;

                  (g) Capital Expenditures to the extent permitted by Section
         7.7;

                  (h) investments made by the Borrowers or any of their Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

                  (i) loans and advances in the ordinary course of business to customers, suppliers, franchises and licensees of the Borrowers and the Subsidiaries in an aggregate principal amount not to exceed $3,000,000 at any one time outstanding;

                  (j) acquisitions by either of the Borrowers or any of their Subsidiaries in a business or assets in the same or similar line of business as the Borrowers on the Closing Date in an aggregate amount (valued at cost) not to exceed $30,000,000 during the term of this Agreement.

                  7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Senior Subordinated Notes or the New Senior Subordinated Notes (other than, in either case, scheduled interest payments required to be made in cash), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or the New Senior Subordinated Notes (other than, in either case, any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon and (ii) does not involve the payment of a consent fee), (c) designate any

Indebtedness as "Designated Senior Indebtedness" for the purposes of the Senior Subordinated Note Indenture or the New Senior Subordinated Note Indenture, (d) amend its certificate of incorporation in any manner determined by the Administrative Agent to be adverse to the Lenders without the prior written consent of the Required Lenders or (e) in any fiscal year, repurchase, repay or redeem K&F's Senior Subordinated Notes due 2007 (other than as permitted by Section 10.15) in an aggregate principal amount exceeding (x) in the 2003 fiscal year, $40,000,000 and (y) in each fiscal year thereafter, $50,000,000; provided that (i) any amount permitted in this clause (e) not expended in the fiscal year for which it is permitted may be carried over for expenditure in the next fiscal year, (ii) any amount so carried over shall be deemed to be the amount expended first the following fiscal year and (iii) no such repurchases, repayments or redemptions shall be permitted unless immediately prior thereto, and after giving effect thereto, the total Available Commitments hereunder are no less than $15,000,000.

                   7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrowers or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of K&F, the Borrowers or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to K&F, the Borrowers or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate, except for the repurchase of shares of, or options to purchase shares of, K&F's common stock held by employees of K&F (other than any member of the BLS Group) or any of its Subsidiaries pursuant to the forms of agreements under which such employees purchase, or are granted the option to purchase, shares of such common stock in an aggregate amount not to exceed $3,000,000 in any fiscal year; provided that the amount available in any given fiscal year shall be increased by the excess, if any, of (A) $3,000,000 over (B) the amount used pursuant to this clause in the immediately preceding fiscal year.

                   7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by either of the Borrowers or any Subsidiary of real or personal property which has been or is to be sold or transferred by such Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower or such Subsidiary except:

                  (a) any sale and leaseback otherwise permitted by Section 7.5 or 7.12; and

                  (b) other sales and leaseback transactions in an aggregate amount not to exceed $30,000,000.

                   7.12 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of the Borrowers or any of their Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, the Senior Subordinated Note Indenture and the New Senior Subordinated Note Indenture, and (b) any agreements governing any purchase money Liens or Capital Lease

Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

                  7.13 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrowers to (a) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrowers or any other Subsidiary of the Borrowers, (b) make loans or advances to the Borrowers or any other Subsidiary of the Borrowers or (c) transfer any of its assets to the Borrowers or any other Subsidiary of the Borrowers, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

                  7.14 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers and their Subsidiaries are engaged on the date of this Agreement or which are reasonably related thereto.

                  7.15 Limitation on Changes in Fiscal Year. Permit the fiscal year of either Borrower to end on a day other than December 31.

                  7.16 Subsidiaries. Have any Subsidiaries other than those listed on Schedule 4.16 and other than Wholly Owned Subsidiaries.

                          SECTION 8. EVENTS OF DEFAULT

                  If any of the following events shall occur and be continuing:

                  (a) Any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any fee or other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

                  (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

                  (c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.7(a), Section 7,
         Section 5.6 of the Guarantee and Collateral Agreement or Section 2 of the K&F Agreement; or

                  (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

                  (e) K&F, either Borrower or any of their Subsidiaries shall
         (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or
         (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph
         (e) shall not at any time constitute an Event of Default under this Agreement unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $500,000; or

                  (f) (i) K&F, either Borrower or any of their Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or K&F, the Borrowers or any of their Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against K&F, the Borrowers or any of their Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against K&F, the Borrowers or any of their Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) K&F, the Borrowers or any of their Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) K&F, the Borrowers or any of their Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrowers or any Commonly Controlled Entity, (iii) a Reportable Event (other than the Recapitalization) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA,
         (v) the Borrowers or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

                  (h) One or more judgments or decrees shall be entered against either Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $2,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

                  (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

                  (j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

                  (k) (i) The BLS Group shall cease to own and control, of record and beneficially, directly, at least 25% of the Capital Stock with voting power for the election of directors of K&F (determined on a fully diluted basis); or (ii) the BLS Group and the Lehman Investors shall cease to control the election of a majority of the Board of Directors of K&F or (iii) K&F shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of each of the Borrowers free and clear of all Liens (other than (i) Liens created by the Guarantee and Collateral Agreement and (ii) as permitted by Section 10.15); or

                  (l) The Senior Subordinated Notes or the New Senior Subordinated Notes shall cease, for any reason, to be validly subordinated to the Obligations as provided in the Senior Subordinated
         Note Indenture or the New Senior Subordinated Note Indenture, as applicable, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or New Senior Subordinated Notes, as the case may be, or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes or New Senior Subordinated Notes, as the case may be, shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to either of the Borrowers, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate, and declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto).

                      SECTION 9. THE ADMINISTRATIVE AGENT

         9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Each Lender authorizes and directs the Administrative Agent to execute and deliver the Guarantee and Collateral Agreement.

         9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

         9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such
Section in connection with such transfer shall have been taken. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

         9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent shall have received notice from a Lender, K&F or either of the Borrowers referring to this

Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

         9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by K&F or the Borrowers and without limiting the obligation of K&F or the Borrowers to do so), ratably according to their respective Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), for, and to hold the Administrative Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the

Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

         9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from, hold equity interests in and generally engage in any kind of business with any Loan Party or its Affiliates as though the Administrative Agent were not an Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

         9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to either of the Borrowers shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

         9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.16.

         9.11 The Arranger. The Arranger shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

         9.12 The Administrative Agent and the Secured Parties. Notwithstanding that the Administrative Agent is named in one or more of the Security Documents as agent for Qualified Counterparties as well as for the Lenders, each Lender agrees, on behalf of itself and any affiliate

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

thereof that may at any time be a Qualified Counterparty under any Specified Hedge Agreement, that the Administrative Agent (i) shall have no duty or obligation whatsoever to any Qualified Counterparty under any Specified Hedge Agreement, and (ii) shall have no duty or obligation to any Qualified Counterparty under any Security Documents other than the obligation to deliver to such Qualified Counterparty its ratable share (as determined by the Administrative Agent) of any proceeds received by the Administrative Agent under the Security Documents upon the exercise by the Administrative Agent of its remedies thereunder. Without limiting the generality of the foregoing, each Lender agrees, on behalf of itself and any affiliate thereof that may at any time be a Qualified Counterparty under any Specified Hedge Agreement, that (i) the Administrative Agent shall incur no liability to any Qualified Counterparty as a result of any release by the Administrative Agent of any Collateral or Guarantors under any Security Document or any other action or inaction by the Administrative Agent under any Security Document and (ii) the Administrative Agent shall be entitled to the same exculpations and protections, in respect of the Qualified Counterparties, as it is entitled to with respect to the Lenders pursuant to the other provisions of this Section 9 (other than Section 9.7), mutatis mutandis.

                           SECTION 10. MISCELLANEOUS

         10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

                  (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

                  (ii) amend, modify or waive any provision of this Section, reduce any percentage specified in the definition of Required Lenders or otherwise amend or modify the definition of Required Lenders if the effect of such amendment or modification would be to eliminate reference in such definition to Loans and/or Extensions of Credit, consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral (other than as permitted by Section 10.15) or release K&F, either Borrower or any Guarantor from its guarantee obligations under the Guarantee and Collateral

         Agreement (other than as permitted by Section 10.15), in each case without the consent of all Lenders;

                  (iii) amend, modify or waive any provision of Section 9 or any other provision in any Loan Document affecting the rights or remedies of the Administrative Agent without the consent of the Administrative Agent;

                  (iv) amend, modify or waive any provision of Section 2.12 without the consent of each Lender directly affected thereby;

                  (v) amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender; or

                  (vi) impose any restrictions on assignments of Loans and Commitments other than those set forth in Section 10.6(c) without the consent of all Lenders.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

                  For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

                  10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of K&F, the Borrowers and the Administrative Agent, as follows and (b) in the case of the Lenders, as set forth in Schedule 1.1C or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or
(c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

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

The Borrowers:                      Aircraft Braking Systems Corporation
                                    c/o K&F Industries, Inc.
                                    600 Third Avenue
                                    New York, New York  10016
                                    Attention: Kenneth M. Schwartz
                                    President and Chief Operating Officer
                                    Telecopy (212) 867-1182

                                    Engineered Fabrics Corporation
                                    c/o K&F Industries, Inc.
                                    600 Third Avenue
                                    New York, New York  10016
                                    Attention: Kenneth M. Schwartz
                                    President and Chief Operating Officer
                                    Telecopy (212) 867-1182

The Administrative Agent (in        Lehman Commercial Paper Inc.
respect of credit matters):         745 Seventh Avenue
                                    New York, New York 10019
                                    Attention: Andrew Keith
                                    Telecopy: 646-758-4656
                                    Telephone: 212-526-4059

The Administrative Agent (in        Lehman Commercial Paper Inc.
respect of administrative           745 Seventh Avenue
agency matters):                    New York, New York 10019
                                    Attention: Diane Albanese
                                    Telecopy: 212-528-8725
                                    Telephone: 212-526-4979

Issuing Lender:                     As notified by the Issuing
                                    Lender to the Administrative
                                    Agent and the Borrowers

provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Lender or any Lender shall not be effective until received.

         10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered

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

pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

         10.5  Payment of Expenses. The Borrowers jointly and severally agree
(a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the syndication and administration of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse each Lender and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, or reimburse each Lender and the Administrative Agent for, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Administrative Agent, its respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an "Indemnitee") for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of K&F, either of the Borrowers or any of their respective Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Borrower hereunder (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, (ii) arise from legal proceedings commenced against the Administrative Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, or
(iii) arise from legal proceedings commenced against the Administrative Agent or any such Lender by any other Lender or by any Assignee (as defined in subsection 10.6(d)), the Administrative Agent or any such Lender. No Indemnified Person shall be liable for use by unauthorized Persons of information sent through electronic media except to the extent that any such liability is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such

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

Indemnified Person. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert and to cause its Subsidiaries not to assert, and hereby waive and agree to cause their Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except to the extent such rights result from the gross negligence or willful misconduct of such Indemnitee. All amounts due under clauses (a), (b) and (c) of the first sentence of this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section shall be submitted to Kenneth M. Schwartz (Telephone No. (212) 297-0900) (Fax No. (212) 867-1182), at the
addresses of the Borrowers set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

                  10.6  Successors and Assigns; Participations and Assignments.

                  (a) This Agreement shall be binding upon and inure to the benefit of K&F, the Borrowers, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement (other than as permitted by Section 10.15) without the prior written consent of the Administrative Agent and each Lender.

                  (b) Any Lender may, without the consent of the Borrowers or the Administrative Agent (but with notice to the Administrative Agent), in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would, pursuant to Section 10.1, require the consent of the Lender from which such Participant purchased its participating interest. The Borrowers agree that if amounts owing by either of the Borrowers under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. The Borrowers also agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.14, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                  (c) Any Lender (an "Assignor") may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Borrowers and the Administrative Agent and, in the case of any assignment of Commitments, the written consent of the Issuing Lender (which, in each case, shall not be unreasonably withheld or delayed) (provided that the consent of the Borrowers need not be obtained with respect to any assignment by or to LCPI), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, where the consent of the Borrowers, the Administrative Agent or the Issuing Lender is required pursuant to the foregoing provisions, by the Borrowers and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $3,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement) and (ii) no such assignment (other than in the case of an assignment of all of a Lender's interests under this Agreement) shall result in such Lender's Commitments, together with the Commitments of such Lender's affiliates, being reduced to less than $1,000,000, in each case unless otherwise agreed by the Borrowers and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.13, 2.14, 10.5 and 10.14 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrowers shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing.

                  (d) The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time and any Notes evidencing such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each

Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrowers marked "canceled". The Register shall be available for inspection by the Borrowers or any Lender (with respect to any entry relating to such Lender's Loans) at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment (which shall be made by the Assignor or Assignee, as agreed between them) to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment)(except that no such registration and processing fee shall be payable (x) in connection with an assignment by or to LCPI or (y) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Administrative Agent and the Borrowers. On or prior to such effective date, the Borrowers, at their own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Note of the assigning Lender) a new Note, to the order of such Assignee in an amount equal to the Commitment assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Commitment, upon request, a new Note, to the order of the Assignor in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby.

                  (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

          10.7  Adjustments; Set-off.

                  (a) Except to the extent that this Agreement provides for a payment to be allocated to a particular Lender, if any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide

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

such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                  (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to K&F or the Borrowers, any such notice being expressly waived by K&F and the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by K&F or the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of K&F or the Borrowers, as the case may be. Each Lender agrees promptly to notify K&F or the Borrowers, as the case may be, and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

          10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of K&F, the Borrowers, the Administrative Agent, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

          10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          10.12 Submission To Jurisdiction; Waivers. Each of K&F and each Borrower hereby irrevocably and unconditionally:

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

                  (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to K&F or either of the Borrowers, as the case may be, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                  (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

         10.13 Acknowledgments. Each of K&F and each of the Borrowers hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                  (b) neither the Arranger, the Administrative Agent nor any Lender has any fiduciary relationship with or duty to K&F or either of the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Administrative Agent and the Lenders, on one hand, and K&F and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Administrative Agent and the Lenders or among K&F, the Borrowers and the Lenders.

         10.14 Confidentiality. Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information (including oral information) provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Arranger, the Administrative Agent, any other Lender or any Affiliate of any thereof (provided, that such Affiliates shall expressly agree to be bound by the provisions

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

of this Section, and the disclosing Lender shall be responsible for insuring compliance by such Affiliate with this Section), (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee that expressly agrees to comply with confidentiality provisions similar to the provisions of this Section, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty expressly agrees to be bound by the provisions of this Section or confidentiality provisions similar to the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

         10.15 Sale of EF. Notwithstanding anything herein to the contrary, if no Event of Default shall have occurred and be continuing, (i) all or substantially of the assets of EF may be sold or (ii) all of the Capital Stock of EF may be sold, in each case for cash at fair market value; provided that from and after the consummation of any such sale ABS shall be liable for all obligations of each of the Borrowers hereunder or under the other Loan Documents and provided, further, that the net proceeds of any such sale shall be used (a) to repurchase, repay or redeem K&F's Senior Subordinated Notes due 2007 and/or
(b) to acquire assets useful to the business of ABS and its Subsidiaries within 180 days of the receipt of such proceeds. Upon the consummation of any such sale, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) (i) take such actions as shall be required to release its security interest in any Collateral so sold and (ii) in the case of a sale of all of the Capital Stock of EF, release EF from its obligations under the Loan Documents. The Administrative Agent and the Lenders acknowledge that there shall be no successor liability under this Agreement on the part of any purchaser of the assets or Capital Stock of EF in a sale permitted by this Section 10.15.

         10.16  Release of Collateral and Guarantee Obligations

         (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrowers in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

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

                  (b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all obligations of the Borrowers hereunder and under the other Loan Documents (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrowers, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervener or conservator of, or trustee or similar officer for, either Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

         10.17 Amendment and Restatement Transactions. (a) By becoming a party hereto, the Borrowers and each Lender (including each Lender that, prior to the Closing Date, held Existing Revolving Credit Commitments) consent and agree that, on the Closing Date (i) the commitments under the Existing Revolving Credit Commitments will be automatically reduced to $30,000,000 and (ii) the Existing Revolving Credit Commitments, as so reduced, will automatically become Commitments hereunder held by the Lenders parties hereto in the respective amounts provided in this Agreement (with Existing Revolving Credit Commitments of any Existing Lenders that are not Lenders hereunder being simultaneously, released and terminated), and the participating interests of any L/C Participants (as defined in the Existing Credit Agreement) in any L/C Obligations (as defined in the Existing Credit Agreement) then outstanding under the Existing Credit Agreement will become participating interests held by the L/C Participants hereunder in the respective amounts provided in this Agreement.

         (b) By becoming a party hereto, LCPI, in its capacity as Existing Syndication Agent, hereby resigns as Existing Syndication Agent, effective on the Closing Date.

         (c) By becoming a party hereto, (i) Bank One, NA, in its capacity as Existing Administrative Agent, hereby resigns as Existing Administrative Agent, effective on the Closing Date (and ICPI is appointed as successor Administrative Agent as provided in Section 9), and (ii) Bank One, NA, in its capacity as Existing Collateral Agent, (A) hereby assigns to the Administrative Agent, effective on the Closing Date, all personal property collateral held by it in its capacity as Existing Collateral Agent and (B) effective on the Closing Date, hereby resigns as Existing Collateral Agent (except that the Existing Collateral Agent retains such position to the extent necessary to continue to be mortgagee pursuant to the Existing Mortgages until it assigns such Existing Mortgages to the Administrative Agent as contemplated by Section 6.12(b), which assignment the Existing Collateral Agent hereby agrees to make pursuant to customary documentation (to be provided by the Administrative Agent at the Borrowers' expense) following the Closing Date).

          10.18 WAIVERS OF JURY TRIAL. K&F, EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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

                  IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                            AIRCRAFT BRAKING SYSTEMS CORPORATION, as a Borrower

                            By: /s/ Kenneth M. Schwartz
                               ----------------------------------------
                               Name: Kenneth M. Schwartz
                               Title: Assistant Vice President

                            ENGINEERED FABRICS CORPORATION, as a Borrower

                            By: /s/ Kenneth M. Schwartz
                               ----------------------------------------
                               Name: Kenneth M. Schwartz
                               Title: Assistant Vice President

                            LEHMAN COMMERCIAL PAPER INC., as
                            Administrative Agent and as a Lender

                            By: /s/ Andrew Keith
                               ----------------------------------------
                               Name: Andrew Keith
                               Title: Authorized Signatory

                            BANK ONE, NA, as Co-Agent and Issuing Lender and as a Lender

                            By: /s/ Patrick J. Byrne
                               ----------------------------------------
                               Name: Patrick J. Byrne
                               Title: Vice President

                            NATIONAL CITY BANK, as Co-Agent and as a Lender

                            By: /s/ Kevin O. Thompson
                               ----------------------------------------
                               Name: Kevin O. Thompson
                               Title: Senior Vice President

                                                                         Annex A

                                  PRICING GRID

---------------------------------------------------------------------------------------
       Consolidated
         Leverage                          Applicable Margin         Applicable Margin
          Ratio                          for Eurodollar Loans       for Base Rate Loans
---------------------------------------------------------------------------------------
> than = to 3.75 to 1.00                        3.25%                      2.25%
---------------------------------------------------------------------------------------

< 3.75 to 1.00
but > than = to 3.50 to 1.00                    3.00%                      2.00%
---------------------------------------------------------------------------------------

< 3.50 to 1.00
but > than = to 3.25 to 1.00                    2.75%                      1.75%
---------------------------------------------------------------------------------------

< 3.25 to 1.00
but > than = to 2.75 to 1.00                    2.50%                      1.50%
---------------------------------------------------------------------------------------

< 2.75 to 1.00                                  2.25%                      1.25%
---------------------------------------------------------------------------------------

Changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 60th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 3.75 to
1.00. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this definition be deemed to be greater than 3.75 to 1.00. Each determination of the Consolidated Leverage Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of K&F and its Subsidiaries ending at the end of the period covered by the relevant financial statements.